AMENDMENT
TO
THE TORO COMPANY
SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

     This Amendment is made to The Toro Company Supplemental Management Retirement Plan, as most recently amended and restated effective July 27, 1998 (the “Plan”). All terms defined in the Plan shall have the same meanings when used herein. This amendment is effective January 1, 2005. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1.  The definition of “Compensation” in Article I is amended by adding a sentence at the end thereof to read as follows:

Effective for periods beginning on or after January 1, 2005, Compensation shall include only amounts paid or deferred in connection with the Company’s annual base salary and the annual cash incentive plans.

2.  Section 4.1 is amended by supplementing the end of clause (a) thereof to read as follows:

; provided, however, that, effective for all periods beginning on or after January 1, 2005, the determination of the amount that the Participant would have been entitled to receive under the Pension Plan and such other defined benefit plans shall be made without regard to any compensation paid or accrued in connection with the Company’s stock option, performance share and other stock-based compensation plans or agreements, and

3.   Section 5.1 is amended by supplementing the end of clause (a) thereof to read as follows:

; provided, however, that, effective for all periods beginning on or after January 1, 2005, the determination of the amount that the Participant would have been entitled to receive under the Pension Plan and such other qualified defined benefit plans shall be made without regard to any compensation paid or accrued in connection with the Company’s stock option, performance share and other stock-based compensation plans or agreements, and

The Company has caused this Amendment to be executed on the date indicated below.

THE TORO COMPANY

Dated: 7/22/04	By /s/ J. Lawrence McIntyre

Its Vice President